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[MEDPARTNERS LOGO]

FOR IMMEDIATE RELEASE:

Contracts:
FOR MedPartners:                                  For American Service Group:

Harold O. Knight                                  Scott Mercy
Chief Financial Officer                           President and CEO
205-733-8996                                      615-373-3100

Randy Pittman
Vice President-Finance
205-733-8996

Tom Bartels
Director - Investor Relations
205-733-8996

Tom Dingledy
Vice President - Communications
205-733-8996

           MEDPARTNERS, INC. TO ACQUIRE AMERICAN SERVICE GROUP INC.
                               FOR $59 MILLION


BIRMINGHAM, ALABAMA AND BRENTWOOD, TENNESSEE-OCTOBER 1, 1997-MedPartners, Inc. (NYSE:MDM) and America Service Group Inc. (ASG) (Nasdaq:ASGR) today announced that MedPartners will acquire ASG in a stock transaction valued at $59 million. ASG provides correctional medical services to 50,000 inmates in 14 states. Combined with MedPartners' Government Services Division, the entity is the second largest provider of correctional medical services in the country with approximately $240 million in annualized revenue. MedPartners became a provider of correctional care with the acquisition of InPhyNet Medical Management in June 1997.

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        Under terms of the agreement, ASG stockholders will receive 0.71 shares of MedPartners stock for each share of ASG stock; the transaction will be accounted for as a pooling of interests. It is subject to the approval of ASG stockholders and other customary regulatory agencies. The transaction is expected to close in the fourth quarter 1997.

        "We are pleased to welcome the physicians, employees and clients of ASG to the MedPartners family," said Larry R. House, MedPartners' chairman and chief executive officer. "By combining ASG's 19 years of correctional healthcare experience with MedPartners' size and experience, we solidify our goal of being the premier correctional healthcare company. Correctional care is well positioned to continue its rapid growth, as only 30 percent of all facilities currently use contracted medical services."

        "The addition of ASG is consistent with our growth strategy in the Government Services Division," said Marta Prado, MedPartners' chief operating officer of Government Services. "Through this combination, the division will broaden its geographic scope, improve its operational effectiveness and strengthen our management team. We will also recognize efficiencies through economics of scale; elimination of duplicate services and operational synergies."

        ASG operates in 14 states under 34 contracts to provide capitated services to approximately 50,000 inmates. The combined companies will have 465 affiliated physicians and 84 contracts in 23 states with approximately 100,000 globally capitated lives.

        "We are pleased to be joining our team with MedPartners," said Scott L. Mercy, president and chief executive officer of ASG. "MedPartners' demonstrated competencies in physician practice management and pharmaceutical services will generate measurable benefit for ASG clients and employees alike."











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        America Service Group Inc. is a leading national provider of correctional healthcare in the United States. ASG contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The company employs 1,500 medical, professional and support staff nationally.

        MedPartners, Inc., based in Birmingham, Alabama, is the nation's largest manager of physician practices operating in 39 states. The company develops, consolidates and managers healthcare delivery systems. Through the company's network of affiliated group and IPA physicians, MedPartners provides primary and specialty healthcare services to prepaid managed care enrollees and fee-for-service patients. MedPartners also manages the nation's largerst independent prescription benefits management (PBM) company. Through the PBM, the company dispenses 53 million prescriptions annually.